As filed with the Securities and Exchange Commission on July 22, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

The First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maine	01-0404322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 940
Damariscotta, Maine 04543
 (207) 563-3195
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

F. Stephen Ward
Executive Vice President and Chief Financial Officer
The First Bancorp, Inc.
P.O. Box 940
Damariscotta, Maine 04543
 (207) 563-3195
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
David J. Champoux, Esq.
Pierce Atwood LLP
One Monument Square, 7th Floor
Portland, Maine 04101
 (207) 791-1100

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. 
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. 
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer  Accelerated filer ☒ Non-accelerated filer  Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered 1	Proposed maximum offering price per share 1	Proposed maximum aggregate offering price 2	Registration fee 3
Preferred Stock 4
Common Stock 4
Warrants 5
Senior Debt Securities and Subordinated Debt Securities 4
Total	$25,000,000	100%	$25,000,000	$2,902.50

1 Pursuant to General Instruction II (D) of Form S-3, such indeterminate number or principal amount of Preferred Stock, Common Stock, Warrants, and Debt Securities (including Senior Debt Securities and Subordinated Debt Securities) of The First Bancorp, Inc. not to exceed $25,000,000 maximum aggregate offering price exclusive of accrued interest and dividends, if any. The proposed maximum offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.
2 Estimated solely for purposes of computing the registration fee and exclusive of accrued interest and dividends, if any.
3 The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
4 Shares of Common Stock may be issuable upon conversion of Preferred Stock or Debt Securities registered hereunder. No separate consideration will be received for such Common Stock.
5 Warrants will represent rights to purchase Common Stock registered hereby. Because the Warrants will provide a right only to purchase such Securities offered hereunder, no additional registration fee is required.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 22, 2011.

The information in this preliminary prospectus is not complete and may be changed.
These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

SUBJECT TO COMPLETION, DATED JULY 22, 2011

The First Bancorp, Inc.

$25,000,000
Common Stock ● Preferred Stock ● Warrants
Senior Debt Securities ● Subordinated Debt Securities

We may offer and sell from time to time, in one or more series, up to $25,000,000 of the securities listed above in connection with this prospectus.

This prospectus and applicable prospectus supplement may be used in the initial sale of the securities. In addition, we or any affiliate controlled by us, may use this prospectus and applicable prospectus supplement in a market-making transaction involving the securities after the initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices. We and our affiliates may act as principal or agent in these transactions.

This prospectus provides you with a general description of the securities that we may offer and sell from time to time. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the securities and sale and may add to or update the information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “FNLC.” The last reported sale price of the common stock on July 21, 2011 was $15.26 per share.

Investing in our securities involves risk. See “Risk Factors“ beginning on page 5 to read about factors you should consider before buying our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is July 22, 2011.

TABLE OF CONTENTS

Prospectus Summary	1
Where You Can Find More Information	2
Forward-Looking Statements	3
Ratios of Earnings to Fixed Charges	4
Risk Factors	5
Supervision and Regulation	14
Description of the Securities	21
Description of Preferred Stock	21
Description of Common Stock	23
Description of Warrants	25
Description of Debt Securities	26
How We Plan to Offer and Sell the Securities	34
How We Intend to Use the Proceeds	36
Experts	36
Legal Matters	36

PROSPECTUS SUMMARY

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or this prospectus indicates otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “The First” and the “Company” to refer to The First Bancorp, Inc. and its subsidiary. The term “Bank” refers to our subsidiary, The First, N.A. This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may sell, in one or more offerings, up to a total dollar amount of $25,000,000, any combination of:
•	Preferred Stock
•	Common stock
•	Warrants
•	Senior debt securities
•	Subordinated debt securities

We may provide a prospectus supplement containing specific information about the terms of a particular offering. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of the securities occurs.

SUMMARY INFORMATION ABOUT THE FIRST BANCORP, INC.

We are a financial holding company organized under the laws of the State of Maine and registered under the Bank Holding Company Act of 1956. We are committed to the delivery of financial services through our subsidiary, The First, N.A. Founded in 1864, The First, N.A. is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, N.A., provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties. As of March 31, 2011, The First Bancorp, Inc. had:
• Consolidated assets of $1.43 billion
• Total deposits of $1.05 billion
• Total loans of $894.7 million
• Total shareholders’ equity of $151.5 million

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, which we refer to as the “Securities Act”. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered by this prospectus. SEC rules and regulations allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the SEC at the address provided below or on the SEC’s website (http://www.sec.gov).

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.thefirstbancorp.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549.

The SEC allows us to “incorporate by reference” into this registration statement information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this incorporated information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”, prior to the termination of the offering, except to the extent that information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	The description of common stock contained in our Registration Statement on Form S-18, as filed with the SEC on October 2, 1987;
•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 11, 2011;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;
•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 8, 2010;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 5, 2010;
•	Current Reports on Form 8-K, filed on July 20, 2011, June 15, 2011, May 2, 2011, April 28, 2011, April 20, 2011, March 17, 2011, January 19, 2011 and December 16, 2010;
•	Portions of our Proxy Statement filed on March 11, 2011 that have been incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010;
You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference. Upon written or oral request, we will provide without charge a copy of any or all documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Written or oral requests for copies of this prospectus and documents we have incorporated by reference should be directed to:
F. Stephen Ward, Executive Vice President and Chief Financial Officer
The First Bancorp, Inc.
Post Office Box 940, Damariscotta, ME 04543 (207) 563-3195

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company may make written or oral forward-looking statements in other documents we file with the SEC, in our annual reports to shareholders, in press releases and other written materials and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should”, “may”, “might”, “could” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following:

•
General, national, regional or local economic conditions which are less favorable than anticipated, including fears of global recession, potential governmental defaults or restructurings of debt in the Euro Zone or elsewhere, and continued sub-prime and credit issues, impacting the performance of the Company’s investment portfolio, quality of credits or the overall demand for services.

•	Changes in loan default and charge-off rates which could affect the allowance for loan losses.
•	Declines in the equity and financial markets which could result in impairment of goodwill.
•	Reductions in deposit levels could necessitate increased and/or higher cost borrowing to fund loans and investments.
•	Declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income.
•	Changes in the domestic interest rate environment and inflation, as substantially all of the Company’s assets and virtually all of its liabilities are monetary in nature.
•	Changes in the carrying value of investment securities and other assets.
•
Further actions by the U.S. government and Treasury Department, similar to the Federal Home Loan Mortgage Corporation conservatorship, which could have a negative impact on the Company’s investment portfolio and earnings.

•	Misalignment of the Company’s interest-bearing assets and liabilities.
•	Increases in loan repayment rates affecting interest income and the value of mortgage servicing rights.
•
Changing business, banking, or regulatory conditions or policies, or new legislation or regulation affecting the financial services industry, including, but not limited to, Dodd-Frank and regulations enacted under it, that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, increased capital requirements, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products.

•
Changes in accounting rules, Federal and State laws, Internal Revenue Service regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

These forward-looking statements were based on information, plans and estimates at the date of this registration statement, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

RATIOS OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges and preferred stock dividends for the periods indicated are set forth in the table below. As of March 31, 2011, we had 25,000 shares of preferred stock outstanding, all of which were issued on January 9, 2009. No shares of our Series A Preferred Stock, or any other class of preferred stock, were outstanding prior to January 9, 2009, and we did not pay preferred stock dividends during these prior periods. Consequently, the ratios of earnings to fixed charges and preferred dividends are the same as the ratios of earnings to fixed charges for the periods prior to January 9, 2009. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	For the years
In thousands of dollars	20111	2010	2009	2008	2007	2006
Ratios of earnings to fixed charges
Including interest on deposits2	1.98	1.86	1.85	1.58	1.46	1.51
Excluding interest on deposits3	3.47	2.91	2.98	2.81	2.78	3.15
a Net income	12,747	12,116	13,042	14,034	13,101	12,295
b Income taxes	4,262	4,078	4,547	5,621	5,265	4,862
c Interest expense on deposits	10,394	10,297	11,872	23,000	29,745	25,804
d Interest expense on borrowings	4,810	6,374	7,044	10,669	10,140	7,785
e Rent expenses	152	198	225	203	197	188
f Dividends on preferred stock	1,923	1,923	1,635	-	-	-

1 Information for 2011 is based on results for the three months ended March 31, 2011 that have been annualized to provide a parallel comparison to previous years. Actual results for 2011 may vary based upon the Company’s performance for the remainder of the year.
2 (a+b+c+d+e+f)/(c+d+e+f)
3 (a+b+d+e+f)/(d+e+f)

RISK FACTORS

Before you invest in our securities, in addition to the risk factors set forth below and other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement, as well as our most recent Annual Report on Form 10-K, and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

The Dodd-Frank Act and related regulations may adversely affect our business, financial condition, liquidity or results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”) was enacted on July 21, 2010. The Act creates a new Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection regulations. Smaller institutions, those with $10 billion or less in assets (such as the Company and the Bank), will be subject to the Consumer Financial Protection Bureau’s rule-writing authority, and existing depository institution regulatory agencies will retain examination and enforcement authority for such institutions. The Act also establishes a Financial Stability Oversight Council chaired by the Secretary of the Treasury, with authority to identify institutions and practices that might pose a systemic risk and, among other things, includes provisions affecting (1) corporate governance and executive compensation of all companies whose securities are registered with the SEC, (2) FDIC insurance assessments, (3) interchange fees for debit cards, which would be set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard, (4) minimum capital levels for bank holding companies, subject to a grandfather clause for financial institutions (such as the Company) with less than $15 billion in assets, (5) derivative and proprietary trading by financial institutions, and (6) the resolution of large financial institutions crises.

Financial Stability – addresses the core purpose of the bill by creating a new oversight regulator, the Financial Stability Oversight Council. This council of regulators will monitor the financial system for “systemic risk” and will determine which entities pose significant systemic risk. Generally speaking, it will make recommendations to regulators for the implementation of the increased risk standards, also known as prudential regulation, to be applied to bank holding companies with total consolidated assets of $50 billion or more and to designated nonbanks. The Act grandfathers trust preferred securities issued before May 19, 2010 by bank holding companies with less than $15 billion in total assets.

Orderly Liquidation Authority –establishes a framework for the liquidation by the Federal Deposit Insurance Corporation (“FDIC”) of large institutions that pose systemic risk. The Treasury supplies liquidity for the liquidation that must be paid back in 60 months.

Enhancing Financial Institution Safety and Soundness – merges the Office of Thrift Supervision (“OTS”) into the Office of the Comptroller of the Currency (“OCC”), the Bank’s primary regulator. The regulatory responsibilities of the OTS will be spread among other regulators. The Federal Reserve will regulate savings and loan holding companies, the OCC will regulate federal savings associations, and the FDIC will regulate state-chartered savings associations. The transfer of functions is to occur on the date one year from the date of enactment but may be extended for up to eighteen months from the date of enactment. The regulators are required to issue regulations for the entities that are newly under their regulatory umbrella no later than the date of the transfer of the functions. Ninety days after the transfer, the OTS will go out of existence and its employees will become employees of the OCC or the FDIC. For the Bank, a key provision in this title changes the assessment base for deposit insurance. Before, the base was domestic deposits less tangible equity. The new base will be average consolidated total assets minus average tangible equity. The result is that larger financial institutions, which have more non-deposit liabilities, will pay a greater percentage of the aggregate insurance assessment and smaller banks (such as the Bank) will pay less than they would have, perhaps as much as $4.5 billion less over the next three years. Another key provision for the Bank is the permanent increase in FDIC deposit insurance per depositor in the aggregate from $100,000 to $250,000, and the extension of the unlimited deposit coverage for non-interest bearing transaction accounts for two years. HR 4173 increases the minimum reserve ratio for the Deposit Insurance Fund from 1.15 percent to 1.35 percent, but exempts institutions (such as the Bank) with assets of less than $10 billion from the cost of the increase.

Improvements to Regulation of Bank and Savings Association Holding Companies and Depository Institutions –implements the so-called modified Volcker Rule. The rule limits the ability of certain banks and bank-related entities to engage in proprietary trading or investing in hedge funds and private equity funds to 3 percent of the entity’s Tier 1 capital, among other restrictions. “Proprietary trading” is defined to include the purchase or sale of any security, any derivative, any contract for the sale of a commodity for future delivery, or option on such instrument. The key provisions in this title are a moratorium on deposit insurance applications for three years for new credit card banks, industrial loan companies and trust banks owned by commercial companies, the expansion of the definition of affiliate transactions to cover certain kinds of security transactions such as repurchase agreement, derivative transaction and securities borrowing; and the codification of the source of strength doctrine, the long-time view of the Federal Reserve that a holding company should serve as a source of financial strength for its subsidiary banks.

Regulation of Over-the-Counter Swaps Markets – imposes exchange trading for derivatives contracts and imposes new capital and margin requirements and various reporting obligations on Over The Counter (“OTC”) swap dealers and major OTC swap participants. For the Bank, the most important provision in this title levels the competitive playing field by prohibiting the Federal Reserve or the FDIC from providing assistance to insured depository institutions involved in the swaps markets, with certain exceptions.

Payment, Clearing, and Settlement Supervision – allows for a systemic approach to certain financial market payment, payment, clearing and settlement systems. Designation of a large financial institution as “systemically important” will require the vote of two-thirds of the members of the Financial Stability Oversight Council.

Investor Protections and Improvements to the Regulation of Securities – has a number of provisions intended to protect investors, including for example: risk retention requirements for certain asset-backed securities; reforms to regulation of credit rating agencies; establishing an Investor Advisory Committee and an Office of Investor Advocate, and requiring the SEC to study whether a fiduciary duty standard of care for broker-dealers providing personalized investment advice to a retail customer should be created. For the Company, the most important section of this Title establishes a number of changes to corporate governance procedures for public companies that ultimately, and perhaps quickly, will become the “best practices” (if not the expected practices) for all corporations large and small. The most important of these are: proxy access requirements for shareholders; disclosures about the failure to separate the role of the chair of board and chief executive officer; non-binding shareholder voting on executive compensation; the establishment of an independent compensation committee; executive compensation disclosures and clawbacks. In addition, the Federal Reserve is required to issue regulations regarding incentive-based pay practices within nine months of the effective date of the Act; these regulations will apply to institutions (such as the Bank and the Company) with more than $1 billion in assets.

Bureau of Consumer Financial Protection – the most important title in the Act for the Bank. It will alter in dramatic fashion the way consumer credit is regulated, moving from the current framework of the federal regulation of disclosure and the state law regulation of fairness and suitability, to an overall, nationwide federal suitability framework. It establishes the Consumer Financial Protection Bureau (the “Bureau”), an independent entity housed within the Federal Reserve, in order to provide a source of funding (initially $500 million) and gives the Bureau the authority to prohibit practices that it finds to be “unfair,” “deceptive,” or “abusive” in addition to requiring certain disclosures. The words “unfair” and “deceptive” appear to reference and incorporate similar words in the enabling legislation of the Federal Trade Commission and some state consumer legislation. The “abusive” addition to this grant of regulatory scope is new and it is likely that defining the meaning of this term in this context will produce additional regulation and litigation. The Bureau may also prohibit mandatory consumer arbitration provisions and it will oversee mortgage reform. For the Bank, in addition to creation of the Bureau, this Title also contains a number of other important provisions. It limits interchange fees for debit card transactions (including those involved with certain prepaid card products) to an amount established as reasonable under regulations to be issued by the Federal Reserve. Cards issued by banks with less than $10 billion in assets are exempt from this requirement although this exemption has been criticized as being ineffective because small banks may be forced by market dynamics to match the rates being offered by their larger competitors. The Bank has estimated this provision will result in the loss of several hundred thousand dollars in revenue per year. Another key change for the Bank is the Act’s treatment of preemption. Essentially, the Act will undo recent court decisions and OCC guidance that expanded the application of preemption to subsidiaries of national banks. The standard for the preemption of state law is to return to the one enunciated in a well-known court decision, Barnet Bank v. Nelson: “irreconcilable conflict” and “stand as an obstacle to the accomplishment” of the purpose of the federal law. The Act also codified the result in a recent U.S. Supreme Court decision that the visitorial powers provisions of the National Bank Act do not limit the authority of state attorneys general to bring actions against national banks to enforce state consumer protection laws.

Federal Reserve System Revisions – gives the Government Accountability Office authority to conduct a one-time audit of the Federal Reserve’s emergency lending during the credit crisis and gives the GAO other auditing responsibilities over the Federal Reserve. The title also tightens the conditions under which the Federal Reserve may provide emergency assistance to institutions and authorizes the FDIC to guarantee debts of banks and bank holding companies.

Improving Access to Mainstream Financial Institutions – is intended to provide alternatives to payday loans. This title is intended to encourage low-and moderate-income individuals to create accounts in insured depository institutions and it creates a program to provide low-cost loans of $2,500 or less.

Pay It Back Act – a largely technical section dealing with previous programs for emergency assistance to insured financial institutions. It decreases the Troubled Asset Relief Program (“TARP”) funds authorized by under the Emergency Economic Stabilization Act of 2008 from $700 billion to $475 billion.

Mortgage Reform and Anti-Predatory Lending Act – places new regulations on mortgage originators and imposes new disclosure requirements and appraisal reforms, the most important of which are: the creation of a mortgage originator duty of care, the establishment of certain underwriting requirements so that at the time of origination the consumer has a reasonable ability to repay the loan; the creation of document requirements intended to eliminate “no document” and “low document” loans, the prohibition of steering incentives for mortgage originators; a prohibition on yield spread premiums, and prepayment penalties in many cases; and a provision that allows borrowers to assert as a foreclosure defense a contention that the lender violated the anti-steering restrictions or the reasonable repayment requirements.

For the Bank, the key in the immediate future is watching the regulatory implementation of HR 4173. There are tens, if not hundreds, of new regulatory initiatives arising from the Act. Although most should have little impact on the Bank, some will be critical. The most critical ones for the Bank will be those concerning capital requirements and consumer lending.

Recent negative developments in the financial services industry and U.S. and global credit markets may adversely impact our operations and results.

Negative developments between 2007 and 2010 in the capital markets, as well as concerns about defaults or restructuring affecting government-issued debt in the Euro Zone, have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2011 and perhaps beyond 2011. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world and the United States have failed; others have been forced to seek acquisition partners. Loan portfolio value has deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) recessionary conditions that are deeper or last longer than currently anticipated, or (4) new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and the likelihood that financial institution regulatory agencies will be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of formal enforcement actions. Negative developments in the financial services industry and the impact of new legislation and regulation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

There can be no assurance that the Emergency Economic Stabilization Act (“EESA”), the American Recovery and Reinvestment Act of 2009, and other initiatives undertaken by the United States government to restore liquidity and stability to the U.S. financial system will help stabilize and stimulate the U.S. financial system.

The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected. There can be no assurance regarding the actual impact that the EESA or the American Recovery and Reinvestment Act of 2009, or other programs and other initiatives undertaken by the U.S. government, will have on the financial markets; the extreme levels of volatility and limited credit availability currently being experienced may persist. The failure of the EESA or other government programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could have a material adverse effect on the Company. In the event turmoil in the financial markets continues, we may experience a material adverse effect from (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our transaction counterparties specifically, (3) limitations resulting from further governmental action to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated.

The soundness of other financial services institutions may adversely affect our credit risk.

We rely on other financial services institutions through trading, clearing, counterparty, and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

Declines in value may adversely impact the investment portfolio.

As of December 31, 2010, we had $293.2 million and $107.4 million in available for sale and held to maturity investment securities, respectively. We may be required to record impairment charges on our investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for re-sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of the Bank to renew funding. This could have a material adverse effect on our liquidity and the Bank’s ability to upstream dividends to the Company and for the Company to then pay dividends to shareholders. It could also negatively impact our regulatory capital ratios and result in our not being classified as “well-capitalized” for regulatory purposes.
Regulation.

Bank holding companies and nationally chartered banks operate in a highly regulated environment and are subject to supervision and examination by various regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended, and to regulation and supervision by the Federal Reserve Board. The Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, or the OCC. The cost of compliance with regulatory requirements may adversely affect our results of operations or financial condition. Federal and state laws and regulations govern numerous matters including: changes in the ownership or control of banks and bank holding companies; maintenance of adequate capital and the financial condition of a financial institution; permissible types, amounts and terms of extensions of credit and investments; permissible non-banking activities; the level of reserves against deposits; and restrictions on dividend payments. The OCC possesses cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we may conduct our business and obtain financing.
Under regulatory capital adequacy guidelines and other regulatory requirements, we must meet guidelines that include quantitative measures of assets, liabilities, and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. If we fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition would be materially and adversely affected. Our failure to maintain the status of “well-capitalized” under our regulatory framework could affect the confidence of our customers in us, thus compromising our competitive position.

Interest rate risk.

Our main source of income is net interest income, which is equal to the difference between the interest income received on loans, investment securities and other interest-bearing assets and the interest expense incurred in connection with deposits, borrowings and other interest-bearing liabilities. As a result, our net interest income can be affected by changes in market interest rates. These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. We have asset and liability management policies that attempt to minimize the potential adverse effects of changes in interest rates on our net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, we cannot provide assurance that changes in interest rates will not negatively impact our operating results.
Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates we must offer to attract deposits and the interest rates we can charge on our loans, as well as the manner in which we offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions, including the Bank. Increases in interest rates also may reduce the demand for loans and, as a result, the amount of loan and commitment fees the Bank receives.

Credit risk.

A number of factors can impact the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to our allowance for loan losses. If customers default on the repayment of their loans, our profitability could be adversely affected. A borrower’s default on its obligations under one or more of our loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of

Management time and resources to the collection and work-out of the loans. If collection efforts are unsuccessful or acceptable workout arrangements cannot be reached, we may have to write-off the loans in whole or in part. Although we may acquire real estate or other assets that secure the defaulted loans through foreclosure or other similar remedies, the amount owed under the defaulted loans may exceed the value of the assets acquired.
Management periodically makes a determination of our allowance for loan losses based on available information, including the quality of our loan portfolio, economic conditions, the value of the underlying collateral and the level of our non-accruing loans. If assumptions prove to be incorrect, our allowance may not be sufficient. Increases in this allowance will result in an expense for the period. If, as a result of general economic conditions or an increase in non-performing loans, Management determines that an increase in our allowance for loan losses is necessary, we may incur additional expenses.
As an integral part of their examination processes, bank regulatory agencies periodically review our allowance for loan losses and the value we attribute to real estate acquired through foreclosure or other similar remedies. These regulatory agencies may require us to adjust our determination of the value of these items. These adjustments could negatively impact our results of operations or financial condition.
Because we serve primarily individuals and smaller businesses located in coastal Maine, the ability of customers to repay their loans is impacted by the economic conditions in this area. In addition, our ability to continue to originate loans consistent with our credit criteria may be impaired by adverse changes in local and regional economic conditions. These events also could have an adverse effect on the value of our collateral and our financial condition.
In the course of business, we may acquire, through foreclosure, properties securing loans that are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, we might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could exceed the value of the affected properties. We may not have adequate remedies against the prior owners or other responsible parties and could find it difficult or impossible to sell the affected properties. The occurrence of one or more of these events could adversely affect our financial condition or operating results.

Liquidity and funding.

We have traditionally obtained funds principally through deposits and borrowings. As a general matter, deposits are a lower-cost source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. If, as a result of competitive pressures, market interest rates, general economic conditions or other events, the balance of our deposits decreases relative to our overall banking operations, we may have to rely more heavily on borrowings as a source of funds in the future. Such an increased reliance on borrowings could have a negative impact on our results of operations or financial condition. In addition, fluctuations in interest rates may result in disintermediation, which is the flow of funds away from depository institutions into direct investments that pay higher rates of return, and may affect the value of our investment securities and other interest-earning assets.
Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole should the recent turmoil faced by banking organizations in the domestic and worldwide credit markets continue or worsen.

Loss of lower-cost funding sources.

Checking and savings, NOW, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments, we could lose a relatively low-cost source of funds, increasing our funding costs and reducing our net interest income and net income. Advances from the Federal Home Loan Bank of Boston (“FHLB”)

are currently a relatively low-cost source of funding. The availability of qualified collateral on the Bank’s balance sheet determines the level of advances available from FHLB and a deterioration in quality in the Bank’s loan portfolio can adversely impact the availability of this source of funding.

Competition in the financial services industry.

We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. We compete with other providers of financial services such as commercial and savings banks, savings and loan associations, credit unions, money market and mutual funds, mortgage companies, asset managers, insurance companies and a wide array of other local, regional and national institutions which offer financial services. Mergers between financial institutions within Maine and in neighboring states have added competitive pressure. If we are unable to compete effectively, we will lose market share and our income generated from loans, deposits, and other financial products will decline.

Allowance for loan losses may be insufficient.

The Bank maintains an allowance for loan losses based on, among other things, national and regional economic conditions, historical loss experience and delinquency trends. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. However, we cannot predict loan losses with certainty, and we cannot provide assurance that charge-offs in future periods will not exceed the allowance for loan losses. During 2010, the Bank experienced incremental increases in both non-performing loans and net loan charge-offs, as compared to prior periods. Although, these have stabilized in the first half of 2011, no assurance can be given that the relevant economic and market conditions will improve or will not further deteriorate. Hence, the persistence or worsening of such conditions could result in an increase in delinquencies, could cause a decrease in our interest income, or could continue to have an adverse impact on our loan loss experience, which, in turn, may necessitate increases to our allowance for loan losses. If net charge-offs exceed the Bank’s allowance, its earnings would decrease. In addition, regulatory agencies review the Bank’s allowance for loan losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Management could also decide that the allowance for loan losses should be increased. An increase in the Bank’s allowance for loan losses could reduce its earnings.

Changes in primary market area could adversely impact results of operations and financial condition.

Most of the Bank’s lending is in Mid-Coast and Down East Maine. As a result of this geographic concentration, a significant broad-based deterioration in economic conditions in this area or Northern New England could have a material adverse impact on the quality of the Bank’s loan portfolio, and accordingly, our results of operations. Such a decline in economic conditions could impair borrowers’ ability to pay outstanding principal and interest on loans when due and, consequently, adversely affect the cash flows of our business.
The Bank’s loan portfolio is largely secured by real estate collateral. A substantial portion of the real and personal property securing the loans in the Bank’s portfolio is located in Mid-Coast and Down East Maine. Conditions in the real estate market in which the collateral for the Bank’s loans is located strongly influence the level of the Bank’s non-performing loans and results of operations. The recent decline in the Mid-Coast and Down East Maine area real estate values, as well as other external factors, could adversely affect the Bank’s loan portfolio.

Operational risk and dependence on key personnel.

We face the risk that the design of our controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information. Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.
We may also be subject to disruptions of our systems arising from events that are wholly or partially beyond our control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as are we) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate.
Our performance is largely dependent on the talents and efforts of highly skilled individuals. There is intense competition in the financial services industry for qualified employees. In addition, we face increasing competition with businesses outside the financial services industry for the most highly skilled individuals. Our business operations could be adversely affected if we were unable to attract new employees and retain and motivate our existing employees.

Claims and litigation pertaining to fiduciary responsibility or lender liability.

From time to time as part of our normal course of business, customers make claims and take legal action against the Bank based on actions or inactions of the Bank. If such claims and legal actions are not resolved in a manner favorable to us, they may result in financial liability and/or adversely affect the market perception of the Company and its products and services. This may also impact customer demand for the Company’s products and services. Any financial liability or reputation damage could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

There may not be a robust trading market for the common stock.

Although our common stock is traded on the NASDAQ Global Select market, the trading volume of the common stock has historically not been substantial. Over the five-year period ending December 31, 2010, for example, the average monthly trading volume of our common stock has been 207,029 shares or approximately 2.12% of the outstanding common stock. Due to the limited trading volume in our common stock, the intraday spread between bid and ask prices of the shares can be quite high. There can be no assurance that a more robust, active or economical trading market for our common stock will develop. The market value and liquidity of our common stock may, as a result, be adversely affected.

The price of our common stock may fluctuate.

The price of our common stock on the NASDAQ Global Select Market constantly changes and recently, given the uncertainty in the financial markets, has fluctuated widely. We expect the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices. Our common stock price can fluctuate as a result of many factors which are beyond our control, including:

•	quarterly fluctuations in our operating and financial results;
•	operating results that vary from the expectations of Management, securities analysts and investors;
•	changes in expectations as to our future financial performance, including financial estimates by securities analysts;
•	events negatively impacting the financial services industry which result in a general decline for the industry;
•	announcements of material developments affecting our operations or our dividend policy;

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•	future sales of our equity securities;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	changes in accounting standards, policies, guidance, interpretations or principles; and
•	general domestic economic and market conditions.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations, and industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of our operating results.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios approach or fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the value for existing Shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

SUPERVISION AND REGULATION

The Company is a financial holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “Act”), and section 225.82 of Regulation Y issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and is required to file with the Federal Reserve Board an annual report and other information required pursuant to the Act. The Company is subject to examination by the Federal Reserve Board.
The Act requires the prior approval of the Federal Reserve Board for a financial holding company to acquire or hold more than a 5% voting interest in any bank, and controls interstate banking activities. The Act restricts The First Bancorp’s non-banking activities to those which are determined by the Federal Reserve Board to be closely related to banking. The Act does not place territorial restrictions on the activities of non-bank subsidiaries of financial holding companies. Virtually all of the Company’s cash revenues are derived from dividends paid to the Company by the Bank, and these dividends are subject to various legal and regulatory restrictions. The Bank is regulated by the Office of the Comptroller of the Currency (“OCC”) and is subject to the provisions of the National Bank Act. As a result, it must meet certain liquidity and capital requirements, which are discussed in the following sections.

Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was enacted on July 21, 2010. The Act creates a new Consumer Financial Protection Bureau with power to promulgate and enforce consumer protection laws. Smaller institutions, those with $10 billion or less in assets, will be subject to the Consumer Financial Protection Bureau’s rule-writing authority, and existing depository institution regulatory agencies will retain examination and enforcement authority for such institutions. The Act also establishes a Financial Stability Oversight Council chaired by the Secretary of the Treasury with authority to identify institutions and practices that might pose a systemic risk and, among other things, includes provisions affecting (1) corporate governance and executive compensation of all companies whose securities are registered with the SEC, (2) FDIC insurance assessments, (3) interchange fees for debit cards, which would be set by the Federal Reserve under a restrictive “reasonable and proportional cost” per transaction standard, (4) minimum capital levels for bank holding companies, subject to a grandfather clause for financial institutions with less than $15 billion in assets, (5) derivative and proprietary trading by financial institutions, and (6) the resolution of large financial institutions. At this time, it is difficult to predict the extent to which the Act or the resulting regulations may adversely impact us. However, compliance with these new laws and regulations may increase our costs, limit our ability to pursue attractive business opportunities, cause us to modify our strategies and business operations and increase our capital requirements and constraints, any of which may have a material adverse impact on our business, financial condition, liquidity or results of operations.

Customer Information Security

The Federal Deposit Insurance Corporation (“FDIC”), the OCC and other bank regulatory agencies have published guidelines (the “Guidelines”) establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the Graham-Leach-Bliley Act (the “GLBA”). Among other things, the Guidelines require each financial institution, under the supervision and ongoing oversight of its Board of Directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

Privacy

The FDIC, the OCC and other regulatory agencies have published privacy rules pursuant to provisions of the GLBA (“Privacy Rules”). The Privacy Rules, which govern the treatment of nonpublic personal information about consumers by financial institutions, require a financial institution to provide notice to customers (and other consumers in some circumstances) about its privacy policies and practices, describe the conditions under which a financial institution may disclose nonpublic personal information to nonaffiliated third parties, and provide a method for consumers to prevent a financial institution from disclosing that information to most nonaffiliated third parties by “opting-out” of that disclosure, subject to certain exceptions.

USA Patriot Act

The USA Patriot Act of 2001, designed to deny terrorists and others the ability to obtain anonymous access to the U.S. financial system, has significant implications for depository institutions, broker-dealers and other businesses involved in the transfer of money. The USA Patriot Act, together with the implementing regulations of various federal regulatory agencies, have caused financial institutions, including the Bank, to adopt and implement additional or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance, suspicious activity and currency transaction reporting, customer identity verification and customer risk analysis. The statute and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the Federal Reserve Board (and other federal banking agencies) to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the Act or under the Bank Merger Act.

The Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002 (“SOX”) implements a broad range of corporate governance and accounting measures for public companies (including publicly-held bank holding companies such as the Company) designed to promote honesty and transparency in corporate America and better protect investors from the type of corporate wrongdoings that occurred at Enron and WorldCom, among other companies. SOX’s principal provisions, many of which have been implemented through regulations released and policies and rules adopted by the securities exchanges in 2003 and 2004, provide for and include, among other things:

•	The creation of an independent accounting oversight board;
•	Auditor independence provisions which restrict non-audit services that accountants may provide to clients;
•	Additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements;
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The forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve-month period following initial publication of any financial statements that later require restatement;

•	An increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies and how they interact with the public company’s independent auditors;
•	Requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer;
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Requirements that companies disclose whether at least one member of the audit committee is a ‘financial expert’ (as such term is defined by the Securities and Exchange Commission (“SEC”) ) and if not, why not;

•	Expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;
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A prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions, such as the Bank, on nonpreferential terms and in compliance with bank regulatory requirements;

•	Disclosure of a code of ethics and filing a Form 8-K in the event of a change or waiver of such code; and
•	A range of enhanced penalties for fraud and other violations.
The Company complies with the provisions of SOX and its underlying regulations. Management believes that such compliance efforts have strengthened the Company’s overall corporate governance structure and does not expect that such compliance has to date had, or will in the future have, a material impact on the Company’s results of operations or financial condition.

Capital Requirements

The OCC has established guidelines with respect to the maintenance of appropriate levels of capital by FDIC-insured banks. The Federal Reserve Board has established substantially identical guidelines with respect to the maintenance of appropriate levels of capital, on a consolidated basis, by bank holding companies. If a banking organization’s capital levels fall below the minimum requirements established by such guidelines, a bank or bank holding company will be expected to develop and implement a plan acceptable to the FDIC or the Federal Reserve Board, respectively, to achieve adequate levels of capital within a reasonable period, and may be denied approval to acquire or establish additional banks or non-bank businesses, merge with other institutions or open branch facilities until such capital levels are achieved. Federal regulations require federal bank regulators to take “prompt corrective action” with respect to insured depository institutions that fail to satisfy minimum capital requirements and imposes significant restrictions on such institutions. See “Prompt Corrective Action” below.

Leverage Capital Ratio

The regulations of the OCC require national banks to maintain a minimum “Leverage Capital Ratio” or “Tier 1 Capital” (as defined in the Risk-Based Capital Guidelines discussed in the following paragraphs) to Total Assets of 4.0%. Any bank experiencing or anticipating significant growth is expected to maintain capital well above the minimum levels. The Federal Reserve Board’s guidelines impose substantially similar leverage capital requirements on bank holding companies on a consolidated basis. It is possible that banking regulators may increase minimum capital requirements for banks should the current economic situation persist or worsen.

Risk-Based Capital Requirements

OCC regulations also require national banks to maintain minimum capital levels as a percentage of a bank’s risk-adjusted assets. A bank’s qualifying total capital (“Total Capital”) for this purpose may include two components: “Core” (Tier 1) Capital and “Supplementary” (Tier 2) Capital. Core Capital consists primarily of common stockholders’ equity, which generally includes common stock, related surplus and retained earnings, certain non-cumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries, and (subject to certain limitations) mortgage servicing rights and purchased credit card relationships, less all other intangible assets (primarily goodwill). Supplementary Capital elements include, subject to certain limitations, a portion of the allowance for loan losses, perpetual preferred stock that does not qualify for inclusion in Tier 1 capital, long-term preferred stock with an original maturity of at least 20 years and related surplus, certain forms of perpetual debt and mandatory convertible securities, and certain forms of subordinated debt and intermediate-term preferred stock.
The risk-based capital rules assign a bank’s balance sheet assets and the credit equivalent amounts of the bank’s off-balance sheet obligations to one of four risk categories, weighted at 0%, 20%, 50% or 100%, as applicable. Applying these risk-weights to each category of the bank’s balance sheet assets and to the credit equivalent amounts of the bank’s off-balance sheet obligations and summing the totals results in the amount of the bank’s total Risk-Adjusted Assets for purposes of the risk-based capital requirements. Risk-Adjusted Assets can either exceed or be less than reported balance sheet assets, depending on the risk profile of the banking organization. Risk-Adjusted Assets for institutions such as the Bank will generally be less than reported balance sheet assets because its retail banking activities include proportionally more residential mortgage loans, many of its investment securities have a low risk weighting and there is a relatively small volume of off-balance sheet obligations.
The risk-based capital regulations require all banks to maintain a minimum ratio of Total Capital to Risk-Adjusted Assets of 8.0%, of which at least one-half (4.0%) must be Core (Tier 1) Capital. For the purpose of calculating these ratios: (i) a banking organization’s Supplementary Capital eligible for inclusion in Total Capital is limited to no more than 100% of Core Capital; and (ii) the aggregate amount of certain types of Supplementary Capital eligible for inclusion in Total Capital is further limited. For example, the regulations limit the portion of the allowance for loan losses eligible for inclusion in Total Capital to 1.25% of Risk-Adjusted Assets. The Federal Reserve Board has established substantially identical risk-based capital requirements, which are applied to bank holding companies on a consolidated basis. The risk-based capital regulations explicitly provide for the consideration of interest rate risk in the overall evaluation of a bank’s capital adequacy to ensure that banks effectively measure and monitor their interest rate risk, and that they maintain capital adequate for that risk. A bank deemed by its federal banking regulator to have excessive interest rate risk exposure may be required to maintain additional capital (that is, capital in excess of the minimum ratios discussed above). The Bank believes, based on its level of interest rate risk exposure, that this provision will not have a material adverse effect on it.
On January 9, 2009, the Company received $25 million from the issuance of the preferred stock under the U.S. Treasury Capital Purchase Program, (the “CPP Shares”) at a purchase price of $1,000 per share. The CPP Shares call for cumulative dividends at a rate of 5.0% per year for the first five years, and at a rate of 9.0% per year in following years, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Incident to such issuance, the Company issued to the U.S. Treasury warrants to purchase up to 225,904 shares of the Company’s common stock at a price per share of $16.60 (subject to adjustment). The CPP Shares and the related Warrants (and any shares of common stock issuable pursuant to the Warrants) are freely transferable by the U.S. Treasury to third parties and the Company has filed a registration statement with the SEC to allow for possible resale of such securities. The CPP Shares qualify as Tier 1 capital on the Company’s books for regulatory purposes and rank senior to the Company’s common stock and senior or at an equal level in the Company’s capital structure to any other shares of preferred stock the Company may issue in the future. The Company may redeem the CPP Shares at any time using any funds available to the Company, and any redemption would be subject to the prior approval of the Federal Reserve Bank of Boston. The minimum amount that may be redeemed is 25% of the original CPP investment. The CPP Shares are “perpetual” preferred stock, which means that neither the U.S. Treasury nor any subsequent holder would have a right to require that the Company redeem any of the shares.
On December 31, 2010, the Company’s consolidated Total and Tier 1 Risk-Based Capital Ratios were 16.23% and 14.97%, respectively, and its Leverage Capital Ratio was 9.30%. Based on the above figures and accompanying discussion, the Company exceeds all regulatory capital requirements and is considered well capitalized.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) requires, among other things, that the federal banking regulators take “prompt corrective action” with respect to, and imposes significant restrictions on, any bank that fails to satisfy its applicable minimum capital requirements. FDICIA establishes five capital categories consisting of “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” Under applicable regulations, a bank that has a Total Risk-Based Capital Ratio of 10.0% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater and a Leverage Capital Ratio of 5.0% or greater, and is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure is deemed to be “well capitalized.” A bank that has a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater and a Leverage Capital Ratio of 4.0% (or 3% for banks with the highest regulatory examination rating that are not experiencing or anticipating significant growth or expansion) or greater and does not meet the definition of a well-capitalized bank is considered to be “adequately capitalized.” A bank that has a Total Risk-Based Capital Ratio of less than 8.0% or has a Tier 1 Risk-Based Capital Ratio that is less than 4.0%, except as noted above, or a Leverage Capital Ratio of less than 4.0% is considered “undercapitalized.” A bank that has a Total Risk-Based Capital Ratio of less than 6.0%, or a Tier 1 Risk-Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0% is considered to be “significantly undercapitalized,” and a bank that has a ratio of tangible equity to total assets equal to or less than 2% is deemed to be “critically undercapitalized.” A bank may be deemed to be in a capital category lower than is indicated by its actual capital position if it is determined to be in an unsafe or unsound condition or receives an unsatisfactory examination rating. FDICIA generally prohibits a bank from making capital distributions (including payment of dividends) or paying management fees to controlling stockholders or their affiliates if, after such payment, the bank would be undercapitalized.
Under FDICIA and the applicable implementing regulations, an undercapitalized bank will be (i) subject to increased monitoring by its primary federal banking regulator; (ii) required to submit to its primary federal banking regulator an acceptable capital restoration plan (guaranteed, subject to certain limits, by the bank’s holding company) within 45 days of being classified as undercapitalized; (iii) subject to strict asset growth limitations; and (iv) required to obtain prior regulatory approval for certain acquisitions, transactions not in the ordinary course of business, and entries into new lines of business. In addition to the foregoing, the primary federal banking regulator may issue a “prompt corrective action directive” to any undercapitalized institution. Such a directive may (i) require sale or re-capitalization of the bank, (ii) impose additional restrictions on transactions between the bank and its affiliates, (iii) limit interest rates paid by the bank on deposits, (iv) limit asset growth and other activities, (v) require divestiture of subsidiaries, (vi) require replacement of directors and officers, and (vii) restrict capital distributions by the bank’s parent holding company. In addition to the foregoing, a significantly undercapitalized institution may not award bonuses or increases in compensation to its senior executive officers until it has submitted an acceptable capital restoration plan and received approval from its primary federal banking regulator.
No later than 90 days after an institution becomes critically undercapitalized, the primary federal banking regulator for the institution must appoint a receiver or, with the concurrence of the FDIC, a conservator, unless the agency, with the concurrence of the FDIC, determines that the purpose of the prompt corrective action provisions would be better served by another course of action. FDICIA requires that any alternative determination be “documented” and reassessed on a periodic basis. Notwithstanding the foregoing, a receiver must be appointed after 270 days unless the appropriate federal banking agency and the FDIC certify that the institution is viable and not expected to fail.

Deposit Insurance Assessments

The Bank’s deposits are insured by the Bank Insurance Fund of the FDIC to the current legal maximum of $250,000 generally for each insured depositor. Non-interest bearing checking accounts have unlimited coverage. The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Reform Act of 2005, provides that the FDIC shall set deposit insurance assessment rates. In 2006, the former Bank Insurance Fund merged with the Savings Association Insurance Fund to create the Deposit Insurance Fund, or DIF. The Act eliminated the requirement that the FDIC set deposit insurance assessment rates on a semi-annual basis at a level sufficient to increase the ratio of BIF reserves to BIF-insured deposits to at least 1.25%. Under the Act, the FDIC annually sets the designated reserve ratio (DRR) of DIF reserves to DIF-insured deposits between 1.15% and 1.50%, subject to public comment, based on appropriate considerations including risk of losses and economic conditions such that the ratio would increase during favorable economic conditions and decrease during less favorable conditions, thus avoiding sharp swings in assessment rates.
Past bank failures and reserves against future failures lowered the FDIC insurance fund. To keep the fund from falling to a level that could undermine public confidence, there was a one-time special insurance premium charged to all FDIC-insured banks of 0.05% on each insured depository institution’s total assets minus Tier 1 capital as of June 30, 2009. To ensure that the reserve ratio returns to target levels within the statutorily mandated period of time, in 2009 the FDIC Board took the following steps:

•	Extend to eight years the Amended Restoration Plan to raise the Deposit Insurance Fund reserve ratio to 1.15 percent.

•
Require all institutions to prepay, on December 30, 2009, their estimated risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012, at the same time that institutions pay their regular quarterly deposit insurance assessments for the third quarter of 2009. An institution would initially account for the prepaid assessments as a prepaid expense and amortize this amount over a three-year period.

In December 2010, the FDIC Board adopted a final rule establishing the long-term Designated Reserve Ratio at 2.00% of insured deposits. In February 2011, the FDIC Board approved a final rule that changed the assessment base from domestic deposits to average assets minus average tangible equity, adopted a new large-bank pricing assessment scheme, and set a target size for the Deposit Insurance Fund. The changes will go into effect beginning with the second quarter of 2011 and will be payable at the end of September of 2011.
The rule also implements a lower assessment rate schedule when the fund reaches 1.15 percent (so that the average rate over time should be about 8.5 basis points) and, in lieu of dividends, provides for a lower rate schedule when the reserve ratio reaches 2 percent and 2.5 percent. The rule defines tangible equity as Tier 1 capital. The rule requires banks under $1 billion in assets to report average weekly balances during the calendar quarter, unless they elect to report daily averages.
The rule lowers overall assessment rates in order to generate the same approximate amount of revenue under the new larger base as was raised under the old base. The assessment rates in total would be between 2.5 and 9 basis points on the broader base for banks in the lowest risk category, and 30 to 45 basis points for banks in the highest risk category. The FDIC noted that while the rule is overall revenue neutral, it would, in aggregate, increase the share of assessments paid by large institutions, consistent with the express intent of Congress. Based on September 30, 2010, data, the FDIC said that the share of overall dollar assessments paid to FDIC would increase from 70 to 79 percent for banks over $10 billion and from 48 percent to 57 percent for banks over with assets over $100 billion. The FDIC also acknowledged that “many large institutions would experience a significant change in their overall assessment.” The FDIC reported that, under the combined effect of both the assessment base change and the new large bank risk-based formula, 51 banks with assets over $10 billion would pay more and 59 would pay less. The FDIC also noted that only 84 banks with assets under $10 billion would pay higher assessments.
The final rule also creates a scorecard-based assessment system for banks with more than $10 billion in assets. The scorecards include financial measures the FDIC believes are predictive of long-term performance. In a change from the earlier proposals, the brokered deposit adjustment will not apply to banks over $10 billion that are well-capitalized and CAMELS 1 or 2, consistent with the treatment for smaller banks. Also, the “noncore funding to total liabilities” ratio is eliminated from the loss severity score and the liability run-off rates have been recalibrated. The FDIC will consider changes in the brokered deposit adjustment after completing a study due in July 2011, as mandated by Dodd-Frank.

Brokered Deposits and Pass-Through Deposit Insurance Limitations

Under FDICIA, a bank cannot accept brokered deposits unless it either (i) is “Well Capitalized” or (ii) is “Adequately Capitalized” and has received a written waiver from its primary federal banking regulator. For this purpose, “Well Capitalized” and “Adequately Capitalized” have the same definitions as in the Prompt Corrective Action regulations. See “Prompt Corrective Action” above. Banks that are not in the “Well Capitalized” category are subject to certain limits on the rates of interest they may offer on any deposits (whether or not obtained through a third-party deposit broker). Pass-through insurance coverage is not available in banks that do not satisfy the requirements for acceptance of brokered deposits, except that pass-through insurance coverage will be provided for employee benefit plan deposits in institutions which at the time of acceptance of the deposit meet all applicable regulatory capital requirements and send written notice to their depositors that their funds are eligible for pass-through deposit insurance. The Bank currently accepts brokered deposits.

Real Estate Lending Standards

FDICIA requires the federal bank regulatory agencies to adopt uniform real estate lending standards. The FDIC and the OCC have adopted regulations which establish supervisory limitations on Loan-to-Value

(“LTV”) ratios in real estate loans by FDIC-insured banks, including national banks. The regulations require banks to establish LTV ratio limitations within or below the prescribed uniform range of supervisory limits.

Standards for Safety and Soundness

Pursuant to FDICIA the federal bank regulatory agencies have prescribed, by regulation, standards and guidelines for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide “excessive” compensation, fees or benefits, or that could lead to material financial loss. In addition, the federal bank regulatory agencies are required by FDICIA to prescribe standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly-traded shares of depository institutions and depository institution holding companies.

Consumer Protection Provisions

FDICIA also includes provisions requiring advance notice to regulators and customers for any proposed branch closing and authorizing (subject to future appropriation of the necessary funds) reduced insurance assessments for institutions offering “lifeline” banking accounts or engaged in lending in distressed communities. FDICIA also includes provisions requiring depository institutions to make additional and uniform disclosures to depositors with respect to the rates of interest, fees and other terms applicable to consumer deposit accounts.

FDIC Waiver of Certain Regulatory Requirements

The FDIC issued a rule, effective on September 22, 2003, that includes a waiver provision which grants the FDIC Board of Directors extremely broad discretionary authority to waive FDIC regulatory provisions that are not specifically mandated by statute or by a separate regulation.

Impact of Monetary Policy

The monetary policies of regulatory authorities, including the Federal Reserve Board, have a significant effect on the operating results of banks and bank holding companies. Through open market securities transactions and changes in its discount rate and reserve requirements, the Board of Governors exerts considerable influence over the cost and availability of funds for lending and investment. The nature of future monetary policies and the effect of such policies on the future business and earnings of the Company and the Bank cannot be predicted. See Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations, regarding the Bank’s net interest margin and the effect of interest-rate volatility on future earnings.

Employees

At December 31, 2010, the Company had 212 employees and full-time equivalency of 207 employees. The Company enjoys good relations with its employees. A variety of employee benefits, including health, group life and disability insurance, a defined contribution retirement plan, and an incentive bonus plan, are available to qualifying officers and other employees.

Company Website

The Company maintains a website at www.thefirstbancorp.com where it makes available, free of charge, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as well as all Section 16 reports on Forms 3, 4, and 5, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The Company’s reports filed with, or furnished to, the SEC are also available at the SEC’s website at www.sec.gov. Information contained on the Company’s website does not constitute a part of this registration statement. Interactive Reports for our 10-K and 10-Q filings are available in XBRL format at the Company’s website.

DESCRIPTION OF THE SECURITIES

We may offer, from time to time, in one or more offerings, up to $25,000,000 of the following securities:

•	Preferred Stock
•	Common Stock
•	Warrants
•	Senior Debt Securities
•	Subordinated Debt Securities

The aggregate initial offering price of the offered securities that we may issue will not exceed $25,000,000. If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

This prospectus contains a summary of the general terms of the various securities that we may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents.

The applicable prospectus supplement will also contain the terms of a given offering, the initial offering price , our net proceeds and the intended uses of those proceeds. Where applicable, a prospectus supplement will also describe any material United States federal income tax consequences relating to the securities offered and indicate whether the securities offered are or will be quoted or listed on any quotation system or securities exchange.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement. Those terms may differ from the terms discussed below. Under our Articles of Incorporation, as amended, we have authority to issue up to 1,000,000 shares of preferred stock.

The Company currently has 25,000 shares of Series A Preferred Stock outstanding at a preference value of $1,000 per share that were issued to the U.S. Treasury under its Capital Purchase Program (the “CPP Shares”) on January 9, 2009. The CPP Shares call for cumulative dividends at a rate of 5.0% per year for the first five years, and at a rate of 9.0% per year in following years, payable quarterly in arrears. The CPP Shares are freely transferable by Treasury to third parties and the Company has filed a registration statement with the Securities and Exchange Commission to allow for possible resale of such securities. The CPP Shares qualify as Tier 1 capital on the Company’s books for regulatory purposes and rank senior to the Company’s common stock and senior or at an equal level in the Company’s capital structure to any other shares of preferred stock the Company may issue in the future. The Company may redeem the CPP Shares at any time for $1,000 per share plus all accrued but unpaid dividends using any funds available to the Company, and any redemption would be subject to the prior approval of the Federal Reserve Bank of Boston. The minimum amount that may be redeemed is 25% of the original CPP investment. The CPP Shares are “perpetual” preferred stock, which means that neither Treasury nor any subsequent holder would have a right to require that the Company redeem any of the shares.

During the first three years following the Company’s sale of the CPP Shares, the Company is required to obtain Treasury’s consent to increase the dividend per share paid on the Company’s common stock unless the Company had redeemed the CPP Shares in full or Treasury had transferred all of the CPP Shares to other parties. Also during the first three years following the Company’s sale of the CPP Shares, the Company is required to obtain Treasury’s consent in order to repurchase any shares of its outstanding stock of any type (other than purchases of common stock or preferred stock ranking junior to the CPP Shares in the ordinary course of the Company’s business and consistent with the Company’s past practices in connection with a benefit plan) unless the Company had redeemed the CPP Shares in full or Treasury had transferred all of the CPP Shares to other parties.

Any series of preferred stock we will issue in the future will be governed by our articles of incorporation, as amended, including the amendment relating to such series of preferred stock, and our bylaws, as amended. We will file an amendment to our articles of incorporation for each series of preferred stock to be offered hereunder with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series. In this section entitled “Description of Preferred Stock,” references to the “Company,” “we,” “our” and “us” refer only to The First Bancorp, Inc. and not to its consolidated subsidiary.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in an amendment to our articles of incorporation relating to that series. We will incorporate by reference as an exhibit to the registration statement that includes this prospectus the form of any amendment to our articles of incorporation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include the following, to the extent applicable:
•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date, and method of calculation for dividends, if any;
•	whether any dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;
•
the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares, when issued in accordance with the terms of the applicable agreement, will be validly issued, fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights. Section 1004 of the Maine Business Corporation Act provides that the holders of each class or series of stock will have the right to vote separately as a class on certain amendments to our articles of incorporation that would affect the class or series of preferred stock, as applicable. This right is in addition to any voting rights that may be provided for in our articles of incorporation, as amended.
DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. Therefore, you should read our articles of incorporation and bylaws before you purchase any shares of our common stock.

General

Under our Articles of Incorporation, we have authority, without further stockholder action, to provide for the issuance of up to 18,000,000 shares of common stock, one cent par value per share. We may amend our Articles of Incorporation from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of our stock entitled to vote.
As of July 21, 2011, we had 9,794,410 shares of common stock issued and outstanding. In addition, we have reserved 1,291,397 shares potentially issuable in the future, including 617,493 shares for employee benefit and dividend reinvestment plans, 55,500 for unexercised stock options, 392,500 shares for the 2010 Equity Incentive Plan, and 225,904 shares for Warrants issued in conjunction with the issuance of the CPP Shares under the U.S. Treasury Capital Purchase Program. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Thus, the full price for the outstanding shares of common stock will have been paid at issuance and any holder of our common stock will not be later required to pay us any additional money for such common stock. Our common stock is listed on NASDAQ under the symbol “FNLC”. While we expect that proceeds from issuance of common stock will be used to repurchase all of the outstanding CPP Shares, it is possible that some or all of such securities will remain outstanding.

Dividends

Subject to the preferential rights of the CPP Shares previously described, and those of any other class or series of stock that may be issued in the future, holders of shares of our common stock will be entitled to receive dividends, if and when they are authorized and declared by our board of directors, out of assets that we may legally use to pay dividends. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Our ability to pay dividends on our common stock:

•	Depends primarily upon the ability of our subsidiary, the Bank, to pay dividends or otherwise transfer funds to us; and
•	Is subject to policies established by the FRB. See “Supervision and Regulation.”

Voting Rights

Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors. Holders of common stock are entitled to one vote per share. Subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, directors are elected by the vote of the holders of a majority of the outstanding shares of stock entitled to vote at a meeting in which directors are elected.

Other Rights

Subject to the preferential rights of the CPP Shares and of any other class or series of stock that may be issued in the future, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maine law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Board Terms and Other Matters

All of our directors are elected for a one-year term. Our bylaws require that shareholders provide the Secretary of the Company with notice of proposed director nominee(s) not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the preceding year’s annual meeting, notice will be timely if it is delivered not earlier than 120 days before and not later than 90 days before the annual meeting or 10 days after notice of the date of the annual meeting is provided. Maine law provides that special meetings of shareholders of the Company may be called only by a majority of the board of directors, by the person or persons authorized to do so by the articles of incorporation or bylaws or if the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation. Applicable provisions of Maine law provide that shareholders may take action by written consent in lieu of a meeting, provided that the written consent is signed by all holders of shares entitled to vote at a meeting. These provisions may diminish the likelihood that a potential acquiror would make an offer for our common stock or that there would otherwise be a change in control of the Company.

Maine Anti-Takeover Laws

We are subject to the provisions of Section 1109 of Chapter 11 of the Maine Business Corporation Act, an anti-takeover law. In general, this statute prohibits a publicly-held Maine corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either (1) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder or (2) the business combination is approved, subsequent to the date of the transaction in which the person becomes an interested shareholder, by the Board of Directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that “interested stockholder” or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An interested shareholder is any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Exchange Act which is not then reportable on a Schedule 13D under the Exchange Act. We may at any time amend our articles of organization or bylaws, by vote of the holders of at least 66 2/3% of our voting stock, to elect not to be governed by Section 1109.

We also are subject to the provisions of Section 1110 of the Maine Business Corporation Act, entitled “Right of shareholders to receive payment for shares following control transaction.” Section 1110 of the Maine Business Corporation Act generally provides shareholders of a Maine corporation which has a class of voting shares registered or traded on a national securities exchange or registered under the Exchange Act, with the right to demand payment of an amount equal to the fair value of each voting share in the corporation held by the shareholder from a person or group of persons which become a “controlling person,” which generally is defined to mean an individual, firm or entity (or group thereof) which has voting power over at least 25% of the outstanding voting shares of the corporation. Such a demand must be submitted to the “controlling person” within 30 days after the “controlling person” provides required notice to the shareholders of the acquisition or transactions which resulted in such person or group becoming a “controlling person.”

Transfer Agent

The transfer agent and registrar for the common stock is the Bank, The First, N.A.

DESCRIPTION OF WARRANTS

We have currently have a warrant outstanding giving the holder the right to purchase 225,904 shares of the Company’s common stock at $16.60 per share. This warrant was issued in conjunction with the Company’s issuance of preferred stock under the U.S. Treasury Capital Purchase Program (the “CPP”) on January 9, 2009. The Warrants have a term of ten years and could be exercised by Treasury or a subsequent holder at any time or from time to time during their term. To the extent they had not previously been exercised, the Warrants would expire January 9, 2019. Treasury will not vote any shares of common stock it receives upon exercise of the Warrants, but that restriction would not apply to third parties to whom Treasury transferred the Warrants.

We may issue additional warrants for the purchase of common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from such securities. We may issue warrants under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and applicable warrant agreement, including, where applicable, the following:

•	the title of the warrants;
•	the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;
•	the price or prices at which we will issue the warrants;
•
the designation, number and terms of the common stock that can be purchased upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants, and any provisions for the adjustment of the number of shares that may be purchased;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each of those securities;
•	the date, if any, on and after which the warrants and the related common stock will be separately transferable;
•	the price at which each share of common stock that can be purchased upon exercise of such warrants may be purchased, and any provisions for the adjustment of such per share price;
•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;
•	the minimum or maximum amount of such warrants which may be exercised at any one time;
•	whether the warrants represented by warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;
•	information with respect to any book-entry procedures;
•	a discussion of applicable United States federal income tax consequences; and
•	any other terms of such warrants, including terms and additional rights, preferences, privileges, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of any series of debt securities that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement. Those terms may differ from the terms discussed below. In this section entitled “Description of Debt Securities,” references to the “Company,” “we,” “our” and “us” refer only to the First Bancorp, Inc. and not to its consolidated subsidiary.

Overview

We may issue senior or subordinated debt securities. Unless otherwise stated in the applicable prospectus supplement, neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors. The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.

We will issue the senior notes under the senior indenture that we will enter into with a trustee for the senior indenture to be named later in a prospectus supplement. We will issue the subordinated notes under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures may be modified by one or more supplemental indentures, which we will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

In this prospectus, “debt securities” refers to both the senior debt securities and the subordinated debt securities.

We Are a Holding Company

Because we are a holding company, our right to participate in any distribution of assets of our subsidiary upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiary, and you, as holders of debt securities should look only to our assets for payment thereunder. As of March 31, 2011, the consolidated indebtedness of the Company and its subsidiary totaled $217.5 million, all of which was indebtedness of  the Bank.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, and, if so, who the depository will be;
•	the maturity date;
•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the interest payment dates and the regular record dates for interest payment dates or the method for determining such dates;

•	whether the debt securities will be senior or subordinated;
•	the terms of the subordination of any series of subordinated debt securities;
•	the place where payments will be payable;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;
•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness;
•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of the Company. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of the Company that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;
•
if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us

If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•
subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•
the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the minimum percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect, under certain circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership and Book-Entry Issuance” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the city of New York as our sole paying agent for payments with respect to the debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary or its participants. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we or any applicable depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable depositary or warrant agent or other third party employed by us or any of the foregoing, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an instrument defining the rights of security holders, to relieve us of the consequences of a breach or of our or its obligation to comply with a particular provision of such an instrument or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless specified otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York (“DTC”), will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.
If securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.
•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable agent have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and any applicable agent also will not supervise the depositary in any way.

•
The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•
Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

•	There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable depositary or warrant agent that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not us or any applicable agent, is responsible for deciding the names of the institutions that will be the initial direct holders.

HOW WE PLAN TO OFFER AND SELL THE SECURITIES

PLAN OF DISTRIBUTION

We may sell the Securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from us. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions which may involve crosses or block transactions.

If underwriters are used in an offering of Securities, such offered Securities may be resold in one or more transactions:

•
on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

If required, each prospectus supplement relating to an offering of Securities will state the terms of the offering, including, but not limited to:

•	the names of any underwriters, dealers, or agents;
•	the public offering or purchase price of the Securities and the net proceeds that we will receive from the sale;
•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;
•	any discounts, commissions, or fees allowed or paid to dealers or agents; and
•	any securities exchange on which the offered securities may be listed.

If we sell Securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the applicable prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of Securities for whom they may act as agent. Unless we specify otherwise in the applicable prospectus supplement, the underwriters will not be obligated to purchase the Securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the Securities offered by such prospectus supplement, they will be required to purchase all of such offered Securities. The underwriters may acquire the Securities for their own account and may resell the Securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. The underwriters may sell the Securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

We may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell Securities on a continuing basis. We may also sell Securities directly to one or more purchasers without using underwriters or agents. The aggregate proceeds to us from the sale of the Securities will be the purchase price of the Securities less discounts and commissions, if any.

In order to comply with the securities laws of certain states, if applicable, any Securities covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Securities pursuant to this prospectus.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make. The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiary in the ordinary course of business.

HOW WE INTEND TO USE THE PROCEEDS

Unless otherwise set forth in any prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include, among other purposes, contribution to the capital of The First Bancorp, Inc., to support its lending and investing activities; the repurchase of the CPP Shares; the repayment of our debt; repurchase of our outstanding common or preferred stock; possible acquisitions of other institutions, branches or other lines of business, if opportunities for such transactions become available; and investments in activities which are permitted for bank holding companies. Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement. Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Pierce Atwood LLP, Portland, Maine.

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010 have been audited by Berry Dunn McNeil & Parker, LLC, an independent registered public accounting firm, as stated in their reports appearing therein and herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should only rely on the information contained in this prospectus, any prospectus supplement or any document incorporated by reference. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Dealer Prospectus Delivery Obligation

Until July 22, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses (all but the SEC fees are estimates) payable by the registrant in connection with the filing of this Form S-3 Registration Statement:

SEC Registration fee	$2,902
Legal fees and expenses*	3,500
Accounting fees and expenses*	1,500
Printing and related expenses*	1,000
Miscellaneous expenses*	-
Total	$8,902

* Estimated.

Item 15. Indemnification of Directors and Officers

The Maine Business Corporation Act, or MBCA, permits a corporation to indemnify a director against the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal if: (i) the director’s conduct was in good faith, (ii) the director reasonably believed, in the case of the director’s official capacity, the conduct was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and (iii) in a criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful. The corporation may only indemnify a director in connection with a proceeding if such proceeding is by or in the right of the corporation, only if the above standards are met, and only for reasonable expenses incurred in connection with such proceeding. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled whether or not involving the director’s official capacity. In addition, the MBCA provides that, a corporation must indemnify a director against reasonable expenses incurred by the director in connection with the proceeding where the director was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation.

The MBCA permits a corporation to indemnify officers to the same extent as directors, except that a corporation may not indemnify an officer for liability that arises out of conduct that constitutes: (a) receipt of a financial benefit to which the officer is not entitled, (b) an intentional infliction of harm on the corporation or the shareholders or (c) an intentional violation of criminal law.

Our bylaws provide that the Company shall indemnify any director and may indemnify any officer for liability to any person or for any action or for failure to take any action except liability for: (1) receipt of a benefit to which the individual was not entitled, (2) an intentional infliction of harm on the Company or its shareholders or (3) an intentional violation of criminal law. The decision whether to indemnify an officer and to what extent shall be determined by the board or directors within a reasonable time after receiving a request for indemnification. The board of directors may determinate to postpone such decision if additional information is needed or reconsider a decision already made if the officer presents additional relevant information.

The MBCA permits a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request in such role for another entity against liability asserted against or incurred by that individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to otherwise indemnify or advance expenses to the individual.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Maine.

Item 16. Exhibits.

Exhibit #	Description

3.1	Conformed Copy of the Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).
3.2
Amendment to the Company’s Articles of Incorporation (incorporated by reference to the Definitive Proxy Statement for the Company’s 2008 Annual Meeting filed on March 14, 2008, and also to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on May 1, 2008).

3.3	Amendment to the Company’s Articles of Incorporation authorizing issuance of preferred stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2008).
3.4	Conformed Copy of the Company’s Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).
4.1	Specimen certificate for shares of Common Stock, one cent par value per share, of the Company.*
4.2	Amendment to the Company’s Articles of Incorporation establishing terms of Preferred Stock.**
4.3	Specimen certificate for shares of Preferred Stock.**
4.4	Warrant, dated January 9, 2009, to purchase shares of Common Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 12, 2009).
4.5	Form of Warrant.**
4.6
Form of Indenture for Senior Debt Securities (the form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed by post-effective amendment to this registration statement or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference).*

4.7
Form of Indenture for Subordinated Debt Securities (the form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed by post-effective amendment to this registration statement or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference).*

4.8	Form of Senior Debt Security.*
4.9	Form of Subordinated Debt Security.*
5.1	Opinion of Pierce Atwood LLP.*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Berry, Dunn, McNeil & Parker, LLC.*
23.2	Consent of Pierce Atwood LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).
25.1	Form T-1 Statement of Eligibility of Trustee under Indenture for Senior Debt Securities under the Trust Indenture Act of 1939, as amended.***
25.2	Form T-1 Statement of Eligibility of Trustee under Indenture for Subordinated Debt Securities under the Trust Indenture Act of 1939, as amended.***

* Filed herewith.
** To be filed by post-effective amendment to this registration statement as an exhibit to a Current Report of the registrant on Form 8-K and incorporated by reference herein.
*** To be incorporated herein by reference to a subsequent filing in accordance with Section 305 (b) (2) of the Trust Indenture Act of 1939, as amended.

Item 17.                      Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, That:

(1) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
 (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
 (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
 (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
 (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
 (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the last quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Damariscotta, State of Maine, on this 22nd day of July, 2011.

THE FIRST BANCORP, INC.

By: /s/ F. Stephen Ward
F. Stephen Ward
Executive Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel R. Daigneault and F. Stephen Ward, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Signature	Title	Date
/s/ Daniel R. Daigneault	President &Chief Executive Officer and Director	July 22, 2011
Daniel R. Daigneault	(principal executive officer)
/s/ F. Stephen Ward	Executive Vice President & Chief Financial Officer	July 22, 2011
F. Stephen Ward	(principal financial and accounting officer)
/s/ Stuart G. Smith	Chairman of the Board of Directors	July 22, 2011
Stuart G. Smith
/s/ Katherine M. Boyd	Director	July 22, 2011
Katherine M. Boyd
/s/ Robert B. Gregory	Director	July 22, 2011
Robert B. Gregory
/s/ Tony C. McKim	Director	July 22, 2011
Tony C. McKim
/s/ Carl S. Poole, Jr.	Director	July 22, 2011
Carl S. Poole, Jr.
/s/ Mark N. Rosborough	Director	July 22, 2011
Mark N. Rosborough
/s/ David B. Soule, Jr.	Director	July 22, 2011
David B. Soule, Jr.
/s/ Bruce B. Tindal	Director	July 22, 2011
Bruce B. Tindal

EXHIBIT INDEX

Exhibit #	Description

3.1	Conformed Copy of the Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).
3.2
Amendment to the Company’s Articles of Incorporation (incorporated by reference to the Definitive Proxy Statement for the Company’s 2008 Annual Meeting filed on March 14, 2008, and also to Exhibit 3.1 to the Company’s Form 8-K filed under item 5.03 on May 1, 2008).

3.3	Amendment to the Company’s Articles of Incorporation authorizing issuance of preferred stock (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on December 29, 2008).
3.4	Conformed Copy of the Company’s Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed under item 5.03 on October 7, 2004).
4.1	Specimen certificate for shares of Common Stock, one cent par value per share, of the Company.*
4.2	Amendment to the Company’s Articles of Incorporation establishing terms of Preferred Stock.**
4.3	Specimen certificate for shares of Preferred Stock.**
4.4	Warrant, dated January 9, 2009, to purchase shares of Common Stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 12, 2009).
4.5	Form of Warrant.**
4.6
Form of Indenture for Senior Debt Securities (the form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed by post-effective amendment to this registration statement or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference).*

4.7
Form of Indenture for Subordinated Debt Securities (the form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed by post-effective amendment to this registration statement or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference).*

4.8	Form of Senior Debt Security.*
4.9	Form of Subordinated Debt Security.*
5.1	Opinion of Pierce Atwood LLP.*
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Berry, Dunn, McNeil & Parker, LLC.*
23.2	Consent of Pierce Atwood LLP (included in Exhibit 5.1).*
24.1	Powers of Attorney (included on the signature page hereto).
25.1	Form T-1 Statement of Eligibility of Trustee under Indenture for Senior Debt Securities under the Trust Indenture Act of 1939, as amended.***
25.2	Form T-1 Statement of Eligibility of Trustee under Indenture for Subordinated Debt Securities under the Trust Indenture Act of 1939, as amended.***

* Filed herewith.
** To be filed by post-effective amendment to this registration statement as an exhibit to a Current Report of the registrant on Form 8-K and incorporated by reference herein.
*** To be incorporated herein by reference to a subsequent filing in accordance with Section 305 (b) (2) of the Trust Indenture Act of 1939, as amended.